At RFMD(R)		At The Financial Relations Board
Doug DeLieto	Dean Priddy	Joe Calabrese
VP, Investor Relations	CFO	Vice President
336-678-5322	336-678-7975	212-827-3772

FOR IMMEDIATE RELEASE

July 26, 2011

 RFMD® ANNOUNCES JUNE QUARTERLY REVENUE OF $214.2 MILLION

Company Forecasts Continued Revenue Growth And Margin Expansion

GREENSBORO, N.C., July 26, 2011

Company Highlights:

  Quarterly Revenue Totals $214.2 Million

  GAAP Operating Income Is $14.9 Million, And GAAP Diluted EPS Is $0.03

  Non-GAAP Operating Income Is $25.1 Million, Or 11.7% Of Revenue

  Non-GAAP Diluted EPS Totals $0.08

Greensboro, NC, RF Micro Devices, Inc. -- (Nasdaq GS: RFMD), a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies, today reported financial results for its fiscal 2012 first quarter, ended July 2, 2011.

RFMD’s June 2011 quarterly revenue increased sequentially to $214.2 million, primarily as a result of double-digit sequential growth in the Company’s core business, which more than offset a decline in sales of legacy transceiver products. On a GAAP basis, gross margin equaled 36.5%, quarterly operating income totaled $14.9 million, and quarterly net income was $8.9 million, or $0.03 per diluted share.

On a non-GAAP basis, gross margin equaled 38.5%, quarterly operating income totaled $25.1 million, and quarterly net income was $21.3 million, or $0.08 per diluted share. During the quarter, RFMD generated approximately $19.1 million in cash flow from operations, retired $22.0 million principal amount of convertible debt and repurchased approximately 945,000 shares of common stock.

RFMD Strategic Highlights

  Sales of RFMD’s 3G/4G cellular products for smartphones grew more than 50% sequentially

  Shipments of RFMD’s PowerSmart™ power platform surpassed $10 million in revenue in support of multiple flagship smartphones and tablets
  RFMD commenced production shipments of its industry-leading ultra-high efficiency 3G/4G PAs in support of multiple customers
  RFMD secured an additional high-performance 3G/4G switch design win on a Qualcomm reference design
  RFMD ramped volume shipments of new GaN-based products to leading military radar and CATV customers
  RFMD was awarded two DARPA contracts for advanced thermally managed GaN RF power technology valued at approximately $3 million through fiscal 2013
  RFMD secured major design wins across multiple growth markets, including 3G/4G smartphones, emerging market handsets, wireless infrastructure, Smart Energy/Advanced Metering Infrastructure (AMI), high-performance WiFi, and point-to-point radio for cellular backhaul

GAAP RESULTS
(in millions, except
percentages and per	Q1 Fiscal	Q4 Fiscal	Change		Q1 Fiscal	Change
share data)	2012	2011	vs. Q4 2011		2011	vs. Q1 2011
Revenue	$214.2	$213.3	0.4%		$273.8	(21.8)%
Gross Margin	36.5%	35.4%	1.1	ppt	37.4%	(0.9)	ppt
Operating Income	$14.9	$13.2	$1.7		$40.6	$(25.7)
Net Income	$8.9	$24.1	$(15.2)		$28.3	$(19.4)
Diluted EPS	$0.03	$0.08	$(0.05)		$0.10	$(0.07)

NON-GAAP RESULTS (excluding share-based compensation, amortization of intangibles, integration charges, start-up costs, loss on retirement of convertible subordinated notes, restructuring charges, (gain) loss on PP&E, (income) loss from equity investment, and non-cash interest expense on convertible subordinated notes and tax adjustments)

(in millions, except
percentages and per	Q1 Fiscal	Q4 Fiscal	Change		Q1 Fiscal	Change
share data)	2012	2011	vs. Q4 2011		2011	vs. Q1 2011
Gross Margin	38.5%	37.5%	1.0	ppt	39.2%	(0.7)	ppt
Operating Income	$25.1	$23.7	$1.4		$51.7	$(26.6)
Net Income	$21.3	$21.7	$(0.4)		$44.3	$(23.0)
Diluted EPS	$0.08	$0.08	$0.00		$0.16	$(0.08)

Business Outlook

RFMD currently believes the demand environment in its end markets supports the following expectations and projections for the September 2011 quarter:

  RFMD expects quarterly revenue to increase approximately 6% sequentially

  RFMD expects to further diversify its customer base, primarily through market share gains in 3G/4G smartphones

  RFMD expects non-GAAP gross margin to increase approximately 50 basis points and non-GAAP operating expenses to be approximately flat to up $1 million sequentially

  RFMD expects a non-GAAP tax rate of approximately 15%

RFMD’s actual quarterly results may differ from these expectations and projections, and such differences may be material.

Comments From Management

Bob Bruggeworth, president and chief executive officer of RFMD, said, “The increasing demand for mobility, energy conservation, and ‘always-on’ broadband data, continues to favor RFMD’s core strengths and expanding product and technology portfolio. We plan to capitalize on these global secular growth drivers to outperform our addressable markets.

“During the June quarter, RFMD enjoyed strong design momentum in 3G/4G smartphones and across MPG’s diversified markets. We launched several industry-leading new products, and this fueled a sharp improvement in our customer and product mix – yielding our most diverse quarter by customer concentration. We see further customer diversification in the September quarter, supported by share gains in smartphones, tablets, smart energy management solutions, point-to-point radio chipsets for cellular backhaul, and other growth markets.

“We believe the new product cycles we are ramping today will extend multiple years and reinforce our position as a highly diversified growth-oriented supplier of RF components and compound semiconductor technologies.”

Dean Priddy, CFO and vice president of administration of RFMD, said, “RFMD returned to sequential revenue growth in the June quarter on the strength of double-digit growth in our core business. With transceiver revenue now at immaterial levels, RFMD is positioned to achieve continued sequential revenue growth, enabling broad improvement in our financial performance, including margin expansion and operating leverage.”

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), RFMD's earnings release contains some or all of the following non-GAAP financial measures: (i) non-GAAP gross profit and gross margin, (ii) non-GAAP operating income and operating margin, (iii) non-GAAP net income, (iv) non-GAAP net income per diluted share, (v) non-GAAP operating expenses (research and development, marketing and selling and general and administrative), (vi) free cash flow, (vii), EBITDA, (viii) return on invested capital (ROIC), and (ix) net debt or positive net cash.  Each of these non-GAAP financial measures is either adjusted from GAAP results to exclude certain expenses or derived from multiple GAAP measures, which are outlined in the "Reconciliation of GAAP to Non-GAAP Financial Measures" tables on page 10 and the "Additional Selected Non-GAAP Financial Measures And Reconciliations" tables on page 11.

In managing RFMD's business on a consolidated basis, management develops an annual operating plan, which is approved by our Board of Directors, using non-GAAP financial measures.  In developing and monitoring performance against this plan, management considers the actual or potential impacts on these non-GAAP financial measures from actions taken to reduce unit costs with the goal of increasing gross margin and operating margin.  In addition, management relies upon these non-GAAP financial measures to assess whether research and development efforts are at an appropriate level, and when making decisions about product spending, administrative budgets, and marketing programs. In addition, we believe that non-GAAP financial measures provide useful supplemental information to investors and enable investors to analyze the results of operations in the same way as management.  We have chosen to provide this supplemental information to enable investors to perform additional comparisons of operating results, to assess our liquidity and capital position and to analyze financial performance excluding the effect of expenses unrelated to operations, certain non-cash expenses and share-based compensation expense, which may obscure trends in RFMD's underlying performance.

We believe that these non-GAAP financial measures offer an additional view of RFMD's operations that, when coupled with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of RFMD's results of operations and the factors and trends affecting RFMD's business.  However, these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our rationale for using these non-GAAP financial measures, as well as their impact on the presentation of RFMD's operations, are outlined below:

Non-GAAP gross profit and gross margin.  Non-GAAP gross profit and gross margin exclude share-based compensation expense, amortization of intangible assets, other non-cash expenses and adjustments for restructuring and integration charges.  We believe that exclusion of these costs in presenting non-GAAP gross profit and gross margin gives management and investors a more effective means of evaluating RFMD's historical performance and projected costs and the potential for realizing cost efficiencies.  We believe that the majority of RFMD's purchased intangibles are not relevant to analyzing current operations because they generally represent costs incurred by the acquired company to build value prior to acquisition, and thus are effectively part of transaction costs rather than ongoing costs of operating RFMD's business.  In this regard, we note that (i) once the intangibles are fully amortized, the intangibles will not be replaced with cash costs and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time, and (ii) although we set the amortization expense based on useful life of the various assets at the time of the transaction, we cannot influence the timing and amount of the future amortization expense recognition once the lives are established.  Similarly, we believe that presentation of non-GAAP gross profit and gross margin and other non-GAAP financial measures that exclude the impact of share-based compensation expense assists management and investors in evaluating the period-over-period performance of RFMD's ongoing operations because (i) the expenses are non-cash in nature, and (ii) although the size of the grants is within our control, the amount of expense varies depending on factors such as short-term fluctuations in stock price volatility and prevailing interest rates, which can be unrelated to the operational performance of RFMD during the period in which the expense is incurred and generally is outside the control of management.  Moreover, we believe that the exclusion of share-based compensation expense in presenting non-GAAP gross profit and gross margin and other non-GAAP financial measures is useful to investors to understand the impact of the expensing of share-based compensation to RFMD's gross profit and gross margins and other financial measures in comparison to both prior periods as well as to its competitors.  We also believe that the adjustments to profit and margin related to other non-cash expenses and restructuring and integration charges do not constitute part of RFMD's ongoing operations and therefore the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP gross profit and gross margin has economic substance because the excluded expenses do not represent continuing cash expenditures and, as described above, we have little control over the timing and amount of the expenses in question.

Non-GAAP operating income and operating margin.  Non-GAAP operating income and operating margin exclude share-based compensation expense, amortization of intangible assets, other non-cash expenses, restructuring and integration charges, (gain) loss on PP&E and start-up costs.  We believe that presentation of a measure of operating income and operating margin that excludes amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross profit and gross margin.  We believe that other non-cash expenses, restructuring and integration charges, (gain) loss on PP&E and start-up costs do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance.  We believe disclosure of non-GAAP operating income and operating margin has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Non-GAAP net income and non-GAAP net income per diluted share. Non-GAAP net income and non-GAAP net income per diluted share exclude the effects of share-based compensation expense, amortization of intangible assets, other non-cash expenses, restructuring and integration charges, (gain) loss on PP&E, start-up costs, loss on retirement of convertible subordinated notes, non-cash interest expense on convertible subordinated notes, loss (income) from equity investment and also reflect an adjustment of income taxes for cash basis. We believe that presentation of measures of net income and net income per diluted share that exclude these items is useful to both management and investors for the reasons described above with respect to non-GAAP gross profit and gross margin and non-GAAP operating income and operating margin. We believe disclosure of non-GAAP net income and non-GAAP net income per diluted share has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Non-GAAP research and development, marketing and selling and general and administrative expenses. Non-GAAP research and development, marketing and selling and general and administrative expenses exclude share-based compensation expense, amortization of intangible assets, other non-cash expenses and restructuring and integration charges. We believe that presentation of measures of these operating expenses that exclude amortization of intangible assets and share-based compensation expense is useful to both management and investors for the same reasons as described above with respect to our use of non-GAAP gross profit and gross margin. We believe that other non-cash expenses and restructuring and integration charges do not constitute part of RFMD’s ongoing operations and therefore, the exclusion of these costs provides management and investors with better visibility into the actual costs required to generate revenues over time and gives management and investors a more effective means of evaluating our historical and projected performance. We believe disclosure of these non-GAAP operating expenses has economic substance because the excluded expenses are either unrelated to operations or do not represent current cash expenditures.

Free cash flow. RFMD defines free cash flow as net cash provided by operating activities during the period minus property and equipment expenditures made during the period. We use free cash flow as a supplemental financial measure in our evaluation of liquidity and financial strength. Management believes that this measure is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

EBITDA.  RFMD defines EBITDA as earnings before interest expense and interest income, income tax expense (benefit), depreciation and intangible amortization.  Management believes that this measure is useful to evaluate our ongoing operations and as a general indicator of our operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).  The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our equipment term loan agreement.  The definition of EBITDA as used in the loan agreement is further adjusted for certain cash and non-cash charges, including stock compensation expense, and is used to determine compliance with financial covenants.

Non-GAAP ROIC. Return on invested capital (ROIC) is a non-GAAP financial measure that management believes provides useful supplemental information for management and the investor by measuring the effectiveness of our operations’ use of invested capital to generate profits. We use ROIC to track how much value we are creating for our shareholders. Non-GAAP ROIC is calculated by dividing annualized non-GAAP operating income, net of cash taxes, by average invested capital.  Average invested capital is calculated by subtracting the average of the beginning balance and the ending balance of current liabilities (excluding the current portion of long-term debt and other short-term financings) from the average of the beginning balance and the ending balance of net accounts receivable, inventories, other current assets, net property and equipment and a cash amount equal to seven days of quarterly revenue.

Net debt or positive net cash. Net debt or positive net cash is defined as unrestricted cash, cash equivalents and short-term investments minus the principal amount of RFMD’s convertible subordinated notes due 2012 and 2014. Management believes that net debt or positive net cash provides useful information regarding the level of RFMD’s indebtedness by reflecting cash and investments that could be used to repay debt.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income and operating margin, non-GAAP net income, non-GAAP net income per diluted share, free cash flow, EBITDA, non-GAAP ROIC and net debt or positive net cash, as compared to the most directly comparable GAAP financial measures of gross profit and gross margin, operating expenses, operating income, net income, net income per diluted share and net cash provided by operating activities are (i) they may not be comparable to similarly titled measures used by other companies in RFMD's industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing full disclosure of the differences between these non-GAAP financial measures and the corresponding GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the corresponding GAAP financial measures, to enable investors to perform their own analysis of our gross profit and gross margin, operating expenses, operating income, net income, net income per diluted share and net cash provided by operating activities.

RF Micro Devices will conduct a conference call at 5:00 p.m. EDT today to discuss today’s press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at http://www.rfmd.com (under “Investors”).  A telephone playback of the conference call will be available approximately one hour after the call’s completion by dialing 303-590-3030 and entering pass code 4454639.

About RFMD

RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance radio frequency components and compound semiconductor technologies. RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets. RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in operating results, risks associated with the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, our reliance on a few large customers for a substantial portion of our revenue, the rate of growth and development of wireless markets, our ability to bring new products to market, our reliance on inclusion in third party reference designs for a portion of our revenue, our ability to manage channel partner and customer relationships, risks associated with the operation of our wafer fabrication, molecular beam epitaxy, assembly and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, raw material costs and availability, our ability to reduce costs and improve margins in response to declining average selling prices, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on gallium arsenide (GaAs) for the majority of our products, dependence on third parties, and substantial reliance on international sales and operations. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports and statements filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

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Tables To Follow

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 2, 2011	July 3, 2010
Total revenue	$214,191	$273,842

Costs and expenses:
Cost of goods sold	136,023	171,435
Research and development	36,584	36,101
Marketing and selling	15,025	14,368
General and administrative	11,530	11,070
Other operating expense	176	309

Total costs and expenses	199,338	233,283

Operating income	14,853	40,559
Other expense	(3,422)	(4,315)

Income before income taxes	$11,431	$36,244
Income tax expense	(2,500)	(7,903)

Net income	$8,931	$28,341

Net income per share, diluted	$0.03	$0.10

Weighted average outstanding diluted shares	283,310	277,933

RF MICRO DEVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except percentages and per share data)

(Unaudited)

	Three Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010

GAAP operating income	$14,853	$13,249	$40,559
Share-based compensation expense	5,428	5,293	5,311
Amortization of intangible assets	4,603	4,614	4,615
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	92	199	205
Other expenses (restructuring, (gain) loss on PP&E, integration, start-up costs and other non-cash expenses)	163	391	999
Non-GAAP operating income	25,139	23,746	51,689

GAAP net income	8,931	24,135	28,341
Share-based compensation expense	5,428	5,293	5,311
Amortization of intangible assets	4,603	4,614	4,615
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	92	199	205
Other expenses (restructuring, (gain) loss on PP&E, integration, start-up costs and other non-cash expenses)	163	391	999
Loss on retirement of convertible subordinated notes	778	766	-
Non-cash interest expense on convertible subordinated notes	2,396	3,074	4,414
(Income) loss from equity investment	(68)	30	(226)
Tax adjustments	(1,040)	(16,806)	684

Non-GAAP net income	21,283	21,696	44,343
Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	-	15
Non-GAAP net income plus assumed conversion of notes- Numerator for diluted income per share	$21,283	$21,696	$44,358

GAAP and Non-GAAP weighted average outstanding diluted shares	283,310	285,248	277,933

Non-GAAP net income per share, diluted	$0.08	$0.08	$0.16

	Three Months Ended
	July 2, 2011		April 2, 2011		July 3, 2010
GAAP gross margin	$78,168	36.5%	$75,520	35.4%	$102,407	37.4%
Adjustment for intangible amortization	3,515	1.6%	3,514	1.6%	3,514	1.3%
Adjustment for share-based compensation	791	0.4%	759	0.4%	960	0.3%
Other expenses (restructuring, integration and other non-cash expenses)	79	0.0%	239	0.1%	508	0.2%
Non-GAAP gross margin	$82,553	38.5%	$80,032	37.5%	$107,389	39.2%

RF MICRO DEVICES, INC. AND SUBSIDIARIES

ADDITIONAL SELECTED NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

(In thousands, except percentages)
(Unaudited)

Three Months Ended
Non-GAAP Operating Income	July 2, 2011
(as a percentage of sales)

GAAP operating income	6.9%
Share-based compensation expense	2.5%
Amortization of intangible assets	2.2%
Restructuring charges related to fiscal 2009 strategic restructuring and adverse macroeconomic conditions	0.0%
Other expenses (restructuring, (gain) loss on PP&E, integration, start-up costs and other non-cash expenses)	0.1%
Non-GAAP operating income	11.7%

	Three Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010
GAAP research and development expense	$36,584	$35,471	$36,101
Less:
Share-based compensation expense	1,499	1,410	1,343
Amortization of intangible assets	13	13	14
Other expenses (restructuring, integration and other non-cash expenses)	-	-	384
Non-GAAP research and development expense	$35,072	$34,048	$34,360

	Three Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010
GAAP marketing and selling expense	$15,025	$15,386	$14,368
Less:
Share-based compensation expense	1,238	1,249	1,198
Amortization of intangible assets	1,075	1,087	1,087
Other expenses (restructuring, integration and other non-cash expenses)	-	-	3
Non-GAAP marketing and selling expense	$12,712	$13,050	$12,080

	Three Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010
GAAP general and administrative expense	$11,530	$11,062	$11,070
Less:
Share-based compensation expense	1,900	1,875	1,810
Non-GAAP general and administrative expense	$9,630	$9,187	$9,260

RF MICRO DEVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2, 2011	April 2, 2011
ASSETS
Current assets:
Cash and cash equivalents	$122,665	$131,760
Restricted cash	410	422
Short-term investments	132,972	159,881
Accounts receivable, net	115,655	120,375
Inventories	163,207	149,813
Other current assets	46,626	37,908
Total current assets	581,535	600,159

Property and equipment, net	214,830	209,478
Intangible assets, net	79,082	83,685
Goodwill	95,628	95,628
Long-term investments	2,762	2,694
Other non-current assets	32,994	33,749
Total assets	$1,006,831	$1,025,393

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	133,153	130,973
Current portion of long-term debt	45,436	3,852
Other short-term liabilities, net	207	112
Total current liabilities	178,796	134,937

Long-term debt, net	113,694	177,343
Other long-term liabilities	34,379	36,758
Total liabilities	326,869	349,038

Shareholders’ equity	679,962	676,355

Total liabilities and shareholders’ equity	$1,006,831	$1,025,393